Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”), dated as of May 31, 2011 (the “Effective Date”) by and between Soligenix, Inc., a Delaware corporation having a place of business at 29 Emmons Drive, Suite C-10, Princeton, NJ 08540 (the “Corporation”), and Joseph M. Warusz, an individual (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to employ Employee as Vice President of Administration, Controller and Principal Accounting Officer, and the Employee desires to be employed by the Corporation as Vice President of Administration, Controller and Principal Accounting Officer, all pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.	EMPLOYMENT DUTIES

The Corporation engages and employs Employee, and Employee hereby accepts engagement and employment, as Vice President of Administration, Controller and Principal Accounting Officer reporting to the Chief Financial Officer of the Corporation, and shall perform high quality, full-time service to the Corporation to direct, supervise and have responsibility for the accounting and administrative operations of the Corporation, including, but not limited to: (i) recording, performing and overseeing the day to day financial transactions of the Corporation (ii) managing the financial accounts of the Corporation and signing SEC reports and registration statements, as necessary; (iii) assisting in evaluating, negotiating, structuring and implementing business transactions with the Corporation’s customers and suppliers, and (iv) coordinating all human resource related activities for the Corporation and such other activities as may be reasonably requested by the Chief Financial Officer. Employee acknowledges and understands that his employment may entail travel on behalf of the Corporation.

2.	EMPLOYMENT TERM

Employee’s employment hereunder shall be for a period of one (1) year (the “Term”).  At the end of the Term, the Term of employment shall automatically renew for successive one (1) year terms (subject to earlier termination as provided in Section 7 hereof), unless the Corporation or the Employee delivers written notice to the other at least two (2) months prior to the expiration hereof of its or his election not to renew the Term of employment.

3.	COMPENSATION

As compensation for the performance of Employee’s duties on behalf of the Corporation, Employee shall be compensated as follows:

(a)
(i)         The Corporation shall pay Employee an annual base salary (“Base Salary”) of one hundred and seventy-five thousand dollars ($175,000) per annum, payable in accordance with the usual payroll period of the Corporation.

(ii)         Employee shall be entitled to a targeted annual bonus payment of twenty percent (20%) of Employee’s base salary pursuant to the Company’s Compensation Policy, payable at the end of each calendar year in a prorated amount, if necessary.  Such bonus may be adjusted at the discretion of the CEO and the Compensation Committee of the Board of Directors.

(b) Contingent upon Employee’s acceptance of this Agreement, the Corporation will grant to Employee Options (“Options”) to purchase eight hundred thousand (800,000) shares of Soligenix Common Stock.  200 hundred thousand (200,000) options will vest immediately and the remainder will vest on each three (3) month anniversary of this Agreement at a rate of fifty thousand (50,000) options per quarter while Employee continues to be employed by Corporation.  The exercise price of such Options shall be equal to the market price of Soligenix common stock as of the market close on the business day before the Effective Date of this Agreement.  The Options will be granted pursuant to the Corporation’s Employee Stock Option Plan and the Corporation’s standard Stock Option Agreement.  All vested options shall be exercisable for a period of three months following termination, subject to extension in the discretion of the Stock Option Plan administrator.  Upon a change in control due to merger or acquisition, all Employee options shall become fully vested, and be exercisable for a period of one (1) year after the merger or acquisition (unless such options would have expired sooner pursuant to their terms).  In the event of the death of Employee during the Term, all unvested options shall immediately vest and remain exercisable by Employee’s estate for the remainder of the term of such options.

(c)      The Corporation shall withhold all applicable federal, state and local taxes; social security; workers’ compensation contributions; and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Employee pursuant to Section 3(a) hereof.

(d)     The Corporation shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with the policy of the Corporation.

(e)         During the Term, Employee shall be entitled to a maximum of four (4) weeks paid vacation per annum pursuant to the Company’s Vacation Policy.  Unused vacation may be carried over to successive years upon approval of the Chief Executive Officer, in accordance with said policy.

(f)         The Corporation shall make available to Employee and his dependents such medical, disability, life insurance and such other benefits as the Corporation makes available to its other senior officers and directors.  Employee may elect to have the Corporation reimburse Employee for payments made to his own family medical plan; provided, however, that such reimbursement shall not exceed the amount that the Corporation would pay for the Employee to be covered under the medical insurance plan available to Corporation’s other senior officers and directors.

4.	REPRESENTATIONS AND WARRANTIES BY EMPLOYEE AND CORPORATION

(a)         Employee hereby represents and warrants to the Corporation as follows:

(i)         Neither the execution and delivery of this Agreement nor the performance by Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a breach or violation (whether immediately, upon the giving of notice or lapse of time or both) of any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound.

(ii)         Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b)         The Corporation hereby represents and warrants to Employee as follows:

(i)         The Corporation is duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

(ii)         The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms. Except as expressly set forth herein, no approvals or consents of any persons or entities are required for Corporation to execute and deliver this Agreement or perform its duties and other obligations hereunder.

(iii)    The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties may be bound or affected.

5.          NON-COMPETITION

(a)           Employee understands and recognizes that his services to the Corporation are special and unique and agrees that, during the term of this Agreement and for a period of two (2) years following the termination of the Employee’s employment with the Corporation (or one (1) year in the event that the Employee is terminated within 1 year of the Effective Date), employee shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (‘Person”), enter into or engage in any business competitive with the Corporation’s business or research activities, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director of a Person operating or intending to operate in the area of the use of any of the compounds owned or licensed by the Corporation during the time of his employ.

(b)           During the Term and for two (2) years (or one (1) year in the event that the Employee is terminated within 1 year of the Effective Date) following the termination of the Employee’s employment with the Corporation, Employee shall not, directly or indirectly, without the prior written consent of the Corporation:

(i)      interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any of its licensors, licensees, clients, customers, suppliers, employees, consultants or other related parties, or solicit or induce for hire any of the employees or agents of the Corporation, or any such individual who in the past was employed or retained by the Corporation within six (6) months of the termination of said individual’s employment or retention by the Corporation; or

(ii)      solicit or accept employment or be retained by any party who, at any time during the Term of this Agreement (or any renewal or extension thereof), was a customer or supplier of the Corporation or any of its Affiliates, or any licensor or licensee thereof where the Employee’s position will be related to the business of the Corporation.

(c)            In the event that Employee breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled without the posting of a bond or other security to injunctive relief to enforce the restrictions contained herein.

6.	CONFIDENTIAL INFORMATION

(a)         Employee agrees that during the course of his employment and  at any time within five (5) years after termination, he will not disclose or make accessible to any other person, the Corporation’s or any of its subsidiaries’ or affiliates’, (collectively the “Affiliates”) products, services and technology, both current and under development, promotion and marketing programs, business plans, lists, customer lists, product or licensing opportunities, investor lists, trade secrets and all other confidential and proprietary business information of the Corporation or the Affiliates. Employee agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions thereof in any form or media from the Corporation’s facilities at any time during his employment by the Corporation, except as required in Employee’s duties to the Corporation. Employee agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

(b)         Except with prior written authorization by the Corporation, Employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, to any suppliers, licensors, licensees, customers, partners or other third parties to whom the Corporation owes an obligation of confidence, at any time during or after his employment with the Corporation.

(c)         Employee hereby assigns to the Corporation all right, title and interest he may have or acquire in all inventions (including patent rights) developed by Employee during the term of this Agreement (hereinafter the “Inventions”) and agrees that all Inventions shall be the sole property of the Corporation and its assigns, and the Corporation and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Employee further agrees to assist the Corporation in every proper way (but at the Corporation’s expense) to obtain and from time to time enforce patents, copyrights or other rights on said Inventions in any and all countries. Employee hereby irrevocably designates counsel to the Corporation as Employee’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation’s rights under this Section. This Section shall survive the termination of this Agreement for any reason.

(d)         The Employee recognizes that in the course of his duties hereunder, he may receive from Affiliates or others information which may be considered “material, nonpublic information” concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. The Employee agrees not to:

(i)          Buy or sell any security, option, bond or warrant while in possession of relevant material, nonpublic information received from Affiliates or others in connection herewith;

(ii)       Provide Affiliates with information with respect to any public company that may be considered material, nonpublic information; or

(iii)       Provide any person with material, nonpublic information, received from Affiliates, including any relative, associate, or other individual who intends to, or may otherwise directly or indirectly benefit from, such information.

7.	TERMINATION

(a)         The Employee’s employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless renewed by mutual agreement or sooner terminated upon the first to occur of the following events:

(i)         The death of the Employee;

(ii)         Six months following the merger or consolidation in which either more than fifty percent of the voting power of the Corporation is transferred or the Corporation is not the surviving entity, or sale or other disposition of all or substantially all the assets of the Corporation;

(iii)    Termination by the Board of Directors of the Corporation for Just Cause.  Any of the following actions by the Employee shall constitute “Just Cause”:

(A)          Material breach by the Employee of Section 1, Section 5, Section 6 or Section 8 of this Agreement;

(B)          Material breach by the Employee of any provision of this Agreement other than Section 5, Section 6 or Section 8 which is not cured by the Employee within thirty (30) days of notice thereof from the Corporation;

(C)          Employee’s failure to use his best efforts, as determined in the sole and absolute discretion of the Corporation, to take all action agreed to in writing by Employee and the Corporation   to reactivate Employee’s CPA by no later than the filing of the Corporation’s Form 10-K for the fiscal year ending December 31, 2011;

(D)          Any action by the Employee to intentionally harm the Corporation or any action of gross negligence by the Employee;

(E)          The conviction of the Employee of a felony.

(b)        Upon termination by the Corporation pursuant to either subparagraph (i) or (iii) of paragraph (a) above, the Employee (or his estate in the event of termination pursuant to subparagraph (i)) shall be entitled to receive the Base Salary accrued but unpaid as of the date of termination, including any vacation time accrued but not taken.

(c)       Upon termination by the Corporation without Just Cause or pursuant to subparagraph (ii) of paragraph (a) above, then the term of the Agreement as set forth in Section 2 hereof shall be deemed to have been terminated as of such date and the Corporation shall pay to the Employee, (A) Base Salary unpaid as of the date of termination, (B) severance equal to his annual rate of Base Salary in effect as of the date of termination payable at said rate in accordance with the Corporation’s payroll practices for a three month period (subject to set-off) (“Severance Pay”), and any vacation accrued but not taken as of the date of termination.  Notwithstanding anything herein to the contrary, the Employee shall not be entitled to the Severance Pay unless he executes and delivers to the Corporation a general release of claims in such form as determined by the Corporation (the “Release”) and such Release becomes effective and irrevocable within sixty (60) days following the date of termination or resignation.  Any Severance Pay required under this Section 7(c) shall commence on the first payroll date coincident or immediately following the sixtieth (60th) day following the Employee’s date of termination.  Notwithstanding anything herein to the contrary, each payment of Severance Pay shall be deemed to be a separate payment within the meaning of Section 409A of the Code and the regulations thereunder.  Health benefits will also be maintained for Employee (or his dependents in the event of termination pursuant to subparagraph (i)) by Company during severance period.  No unvested options shall vest beyond the termination date, except where previously noted in Section 3(b) or at the discretion of the Stock Option Plan Administrator.  For purposes of payments under this Agreement that are subject to (and not exempt from) Section 409A of the Code that are payable upon the Employee's "termination of employment," such term shall instead mean "separation from service" within the meaning of Section 409A and the Treasury Regulations promulgated thereunder.

(d)           Notwithstanding anything to the contrary in this Agreement, if the Employee is determined by the Corporation to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) at the time of the Employee’s separation from service with the Corporation and if any payment or benefit to which the Employee become entitled to under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no such payment or benefit payable or provided to the Employee prior to the earlier of (i) the expiration of the six (6) month period following the date of the Employee’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Employee’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).   The payments and benefits to which the Employee would otherwise be entitled during the first six (6) months following separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the date that is six (6) months and one day following the Employee’s separation from service (or if such date does not fall on a business day of the Corporation, the next following business day) and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein.

8.             NON-DISPARAGEMENT.

The Employee agrees that during the Term, or any renewal or extension thereof, or at any time thereafter, the Employee will not make any statements, comments or communications in any form, oral, written or electronic to any persons, including but not limited to any “Media” (as defined below) or any customer, client, investor or supplier of the Corporation or any of its Affiliates, which would constitute libel, slander or disparagement of the Corporation or any of its Affiliates, including, without limitation, any such statements, comments or communications that criticize, ridicule or are derogatory to the Corporation or any of its Affiliates; provided, however, that the terms of this Section 8 shall not apply to communications between the Employee and, as applicable, the Employee’s attorneys or other persons with whom communications would be subject to a claim of privilege existing under common law, statute or rule of procedure. The Employee further agrees that the Employee will not in any way solicit any such statements, comments or communications from others.  For the purposes of this Agreement, the term “Media” includes, without limitation, any news organization, station, publication, show, website, web log (blog), bulletin board, chat room and/or program (past, present and/or future), whether published through the means of print, radio, television and/or the Internet or otherwise, and any member, representative, agent and/or employee of the same.

9.             NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

10.           SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.           ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12.           BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee.

13.           NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

14.           GOVERNING LAW

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey without regard to principles of conflict of laws.

15.           CONSENT TO JURISDICTION

The parties hereto agree that any action or proceeding, however characterized, relating to or arising in connection with this Agreement shall be maintained in the courts of the state of New Jersey and the parties hereby irrevocably submit to the exclusive jurisdiction of any such court for the purposes of any action or proceeding and irrevocably agree to be bound by any judgment rendered by any such court with respect to any such action or proceeding.  The parties hereby waive any objection they may now or hereafter have to the venue of any such action or proceeding in any such court and any claim that sets action or proceeding has been brought in an inconvenient forum.

16.           VOID PROVISIONS

If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

17.           HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SOLIGENIX, INC.

By: /s/ Christopher J. Schaber
Christopher J. Schaber, PhD
Chief Executive Officer

EMPLOYEE:

By: /s/ Joseph M. Warusz
Joseph M. Warusz